Exhibit (p)(2)

CODE OF ETHICS

Most Recent Amendment: October 2023

Implementation Date: 2004

PURPOSE

Sands Capital Management, LLC (“Sands Capital Management”) and Sands Capital Ventures, LLC (“Sands Capital Ventures” and, together with Sands Capital Management, “Sands Capital”) have adopted this Code of Ethics and its related policies (this “Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (the “‘40 Act”).

The Advisers Act requires an investment adviser to adopt, maintain and enforce a written code of ethics regarding:

1.	The investment adviser’s fiduciary duties to clients;
2.	Compliance with applicable federal securities laws;
3.	The reporting and review of personal securities transactions and holdings;
4.	The pre-approval of certain investments;
5.	The reporting of violations of the code of ethics; and
6.	The delivery of the code of ethics and any amendments thereto to each supervised person of the investment adviser and a written acknowledgment of receipt.

The ‘40 Act requires the investment adviser to an investment company to adopt, maintain and enforce a written code of ethics reasonably necessary to prevent relevant persons from engaging in fraudulent, deceptive, or manipulative practices in connection with their personal transactions in securities when those securities are held or to be acquired by the investment company.

SCOPE

This Code applies to each Access Person (as defined below). The Chief Compliance Officer (“CCO”) has the discretion to exempt any Supervised Person from provisions of this Code, provided doing so would not violate applicable law or regulation.

DEFINITIONS

“Access Person” means Sands Capital’s directors, officers, partners, and Supervised Persons who (1) have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (2) are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. Sands Capital considers all Staff Members to be Access Persons.

“Beneficial Owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in a security.

“Free Trading Securities” means securities that are freely tradable without seeking preclearance and without regard to an open trading window. These include:

•	ETFs;

•	Annuities;

•	Fixed income products, including U.S. government securities;

•	Systematic investment plans;

•	Foreign currency contracts;

•	Cryptocurrency on Coinbase’s listed assets (https://www.coinbase.com/browse); and

•	Any securities that are not Reportable Securities

“Immediate Family Member” means the following persons sharing an Access Person’s household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Outside Business Activity” means any employment or other outside activity by a Supervised Person.

“Reportable Security” means any security, except:

1.	Transactions and holdings in direct obligations of the U.S. Government (e.g., U.S. Treasury bills, notes and bonds).
2.	Money market instruments — bankers’ acceptances, U.S. bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
3.	Shares of money market funds.
4.

Transactions and holdings in shares of other types of open-end investment companies (i.e., mutual funds), unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

5.

Transactions in units of a unit investment trust that are invested exclusively in unaffiliated mutual funds. The rule thus requires access persons to report shares of mutual funds advised by the Access Person’s employer or an affiliate.

“Staff Member” means Sands Capital’s directors, officers, partners, and employees. Any consultant, intern, or independent contractor hired or engaged by Sands Capital may also be considered a Staff Member for purposes of this Code at the discretion of the CCO.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Sands Capital, other person who provides investment advice on behalf of Sands Capital and is subject to the supervision and control of Sands Capital, or any individual the CCO deems a Supervised Person. Sands Capital considers all Staff Members to be Supervised Persons.

CODE OF CONDUCT, FIDUCIARY STANDARDS, AND COMPLIANCE WITH FEDERAL SECURITIES LAWS

Each Staff Member is considered a Supervised Person and an Access Person of Sands Capital Management. Staff Members whose responsibility involves performing services with respect to Sands Capital Ventures are also Supervised Persons of Sands Capital Ventures. Staff Members must act ethically with integrity, competence, and dignity when dealing with the public, existing and prospective clients, third-party service providers, and colleagues. Staff Members must not engage in risky activity or improper behavior that would embarrass or harm Sands Capital’s reputation. Staff Members must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Sands Capital’s services, and engaging in other professional activities. Staff Members shall certify in writing at least annually that they have read and understand this Code and will comply with the requirements of this Code.

Sands Capital owes fiduciary obligations to its clients. As a fiduciary, Sands Capital stands in a special relationship of trust, confidence, and responsibility to its clients. Accordingly, Sands Capital and its Staff Members must avoid activities, interests, and relationships that might interfere, or appear to interfere, with making decisions in clients’ best interests. Staff Members must always seek to place clients’ interests before their interests or the interests of Sands Capital. Staff Members may not cause a client to take any action, or not to take any action, for the personal benefit of the Staff Member, and must act for the sole benefit of Sands Capital’s clients and investors.

VIOLATIONS OF THE CODE

Improper actions by Sands Capital or its Staff Members could have severe negative consequences for Sands Capital and its clients, investors, and staff members. Impropriety, or even the appearance of impropriety, could negatively impact all Staff Members, including those who were not involved in the inappropriate activity.

Staff Members must promptly report any improper or suspicious activities to the CCO, including any suspected violations of this Code or applicable laws. Issues can be reported to the CCO in person, by telephone, email, or anonymously through Navex Global, which is available through the Sands Capital intranet. The CCO will investigate any reports of potential problems.

Sands Capital’s senior executives will view a Staff Member’s identification of a material compliance issue favorably. Retaliation against any Staff Member who reports a violation of this Code in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If Staff Members believe they have been retaliated against, they should notify the Head of Human Resources or Sands Capital Management’s other senior management.

Violations of this Code, or other policies and procedures outlined in the Sands Capital Compliance Manual (the “Manual”), which should be read together with this Code, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Staff Member’s supervisor, suspending personal trading rights, imposing a fine, taking misconduct into account when making compensation decisions, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and a combination of the preceding. Violations may also subject a Staff Member to civil, regulatory, or criminal sanctions. Sanctions and other actions will be in accordance with applicable employment laws and regulations. All violations of the Code will be recorded on the violations log.

If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the offense and any association action(s) to Sands Capital’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive, or manipulative act, Sands Capital will report its findings to the relevant Mutual Fund’s Board of Directors or Trustees to the extent required under Rule 17j-1.

For the avoidance of doubt, nothing in this Code prohibits Staff Members from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Staff Members do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Sands Capital to make any such reports or disclosures and do not need to notify Sands Capital that they have made such reports or disclosures. Additionally, nothing in this Code prohibits Staff Members from recovering an award under a whistleblower program of a government agency or entity.

In certain circumstances, violations of the Code or federal securities laws may warrant Sands Capital to disclose the misconduct to regulators or other governmental authorities. In such an instance, the CCO and General Counsel will determine whether self-disclosure is in the best interest of Sands Capital’s clients and investors. Sands Capital is committed to fostering a strong culture of compliance at all levels of the firm.

INELIGIBLE PERSONS

Under Section 9 of the ‘40 Act, persons who have committed various acts are prohibited from serving in certain capacities with respect to mutual funds. Under Section 9(a), an “ineligible person” generally cannot serve as an employee, officer, trustee, member of the advisory board, investment adviser, or principal underwriter of a fund. Ineligible persons include:

•	persons with convictions within the last ten years who are tied to securities transactions or employment in the securities field;

•	persons with permanent or temporary injunctions from acting in certain capacities in the securities arena;

•	persons who have an affiliate that is ineligible under clause (1) or (2) above; or

•	persons subject to an SEC order declaring them ineligible under Section 9 of the ‘40 Act.

A Staff Member who becomes an “ineligible person” (or who believes they may have hired or employed an “ineligible person”) as described above must promptly notify Compliance.

CONFLICTS OF INTEREST

Conflicts of interest may exist between various individuals and entities, including Sands Capital, Staff Members, third-party service providers, and current or prospective clients and investors. Failure to identify or adequately address a conflict can have severe negative repercussions for Sands Capital and its Staff Members, clients, and investors. In some cases, the improper handling of a conflict could result in litigation and disciplinary action.

Sands Capital’s policies and procedures have been designed to identify and adequately disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Staff Members must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Sands Capital or Staff Members on the one hand, and clients or investors on the other, will generally be fully disclosed or resolved in a way that favors the interests of clients or investors over the interests of Sands Capital and its Staff Members. Staff Members must promptly report any actual or potential conflict of interest to Compliance.

In some instances, conflicts of interest may arise between clients or investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more clients or investors have been unfairly disadvantaged. Staff Members should notify Compliance promptly if it appears that any actual or apparent conflict of interest between clients or investors has not been appropriately identified or addressed.

Sands Capital Conflicts Board. The Conflicts Board is responsible for providing oversight over actual, potential, or apparent material conflicts of interest on behalf of Sands Capital. The Conflicts Board reviews and resolves situations involving enterprise or investment risks escalated to it by Compliance or Legal.

PERSONAL SECURITIES TRANSACTIONS

Personal trades should be executed in a manner consistent with Sands Capital’s fiduciary obligations to clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Personal trades must not be timed to precede orders placed for any client, nor should the trading activity be so excessive as to conflict with the staff member’s ability to fulfill daily job responsibilities.

In the event of a material change to this section of this Code, the CCO shall notify each applicable mutual fund’s board of directors of such modification and ensure that the change is approved by each no later than six months after the change is adopted.

Reportable Accounts. Sands Capital’s policies and procedures apply to all personal accounts holding reportable securities in which Staff Members or their Immediate Family Members have any beneficial ownership interest.

Non-discretionary accounts, also known as managed accounts, must be reported and require an attestation from the Staff Member and account manager stating that the Staff Member does not exercise direct or indirect influence or control the investment decisions for the account. Staff Members should contact Compliance to obtain the appropriate forms. Staff Members are required to confirm the attestations and report managed account holdings on an annual basis.

Reportable Securities. Sands Capital requires Staff Members to provide periodic reports regarding transactions and holdings in reportable securities, including investments in private investments, IPOs and/or ICOs (See Required Reporting, below). Exchange-traded funds (“ETFs”), and exchange-traded notes (“ETNs”), are somewhat similar to open-end registered investment companies. However, most ETFs and ETNs are reportable securities and are subject to reporting requirements.

Pre-Clearance Requirements. Staff Members and Immediate Family Members are required to pre-clear all personal securities transactions except for personal securities transactions in Free Trading Securities (notwithstanding, Staff Members should contact the compliance department before trading in any ETF that has a high concentration of Sands Capital-related holdings), those pursuant to an automatic investment plan (including dividend reinvestment plans), and those made within a non-discretionary account. Staff Members must submit pre-clearance requests through Sands Capital’s compliance management system and obtain written Compliance approval prior to engaging in relevant personal securities transactions.

Compliance has the discretion to approve or decline any pre-clearance request. Any Compliance pre-approval, if granted, is valid until the end of the day when the pre-clearance request is approved plus the following trading day, unless determined otherwise by the CCO. Pre-clearance requests may be denied for various reasons, including but not limited to, the existence of conflicts of interest or the appearance of conflicts of interest, the security being listed on the Sands Capital restricted list (a confidential list of securities for which personal trading is not permitted), and/or Sands Capital’s possession of material, nonpublic information.

Open Windows. Sands Capital allows personal securities transactions during “Open Windows,” which occur monthly, and permits Staff Members to buy and sell equities for the duration of the Open Window. Compliance will communicate the dates of Open Windows to all Staff Members in advance.

Private Investments, IPOs, and ICOs. All investments and redemptions involving private or limited offerings, initial public offerings (“IPOs”), and initial coin offerings (“ICOs”) require Staff Members to submit a pre-clearance request through Sands Capital’s compliance management system. Pre-clearance requests should include relevant documentation, such as pitch decks, PPMs, LPAs, etc. Reviews of these requests require additional Compliance scrutiny and may take several days to complete. Compliance advises Staff Members to submit the pre-clearance request as early as possible so as not to delay the review.

Investments into Sands Capital’s private funds do not require Staff Members to submit a preclearance request through Sands Capital’s compliance management system, however, Staff Members will be required to submit subscription agreements to Sands Capital before an investment in such private fund can occur. Sales of distributions of stock from a Sands Capital private fund are subject to the same trading restrictions and reporting requirements as other individual equity securities, however, the 90-day holding requirement does not apply. Information on investing in any such fund will be communicated to eligible investors.

Investments by Staff Members in Sands Capital Management, LP do not require pre-approval or reporting through Sands Capital’s compliance management system.

Trading. Staff Members seeking approval to transact during an Open Window are subject to the following conditions:

•	Sales: Compliance will consider pre-clearance requests to sell any Reportable Security held by the Staff Member.

•	Purchases: Compliance will only consider pre-clearance requests to purchase individual equity securities that are included in the portfolio of a Sands Capital strategy.

Holding Periods. Individual equity securities must be held for a minimum of 90 calendar days. All other securities must be held for a minimum of calendar 30 days unless the sale of the security would result in a loss. All transactions in individual equity securities require pre-clearance in accordance with this Code.

Options, Other Derivatives, and Short Sales. Staff Members are strictly prohibited from engaging in personal trading activities involving options, derivatives, and short selling.

Exceptions. The CCO has the sole discretion to grant exceptions to this Personal Securities Transaction policy, for example, due to an unforeseen hardship (e.g., the purchase of a home or a significant medical expense). From time to time, an exception may be granted on a case-by-case basis after the consideration of all relevant facts and circumstances, if appropriate.

REQUIRED REPORTING

Initial and Annual Holdings Report(s). All Staff Members are required to disclose their Reportable Accounts, holdings in Reportable Securities, including private investments, at the time of hire and at least once a year thereafter. The Initial Holdings Report must be submitted within 10 days of the individual becoming a Staff Member and on an annual basis thereafter (the Annual Holdings Report). The holdings report information contained in a Staff Member’s Initial Holdings Report and Annual Holdings Report must be current as of a date no more than 45 days prior to the date of submission through Sands Capital’s compliance management system.

Quarterly Transactions Report. Staff Members are required to submit a Quarterly Transactions Report of all personal securities transactions, including any investments in private investments, IPOs and/or ICOs, which is due no later than 30 days after the relevant calendar quarter-end. For purposes of clarity, personal securities transactions that are executed pursuant to an automatic investment plan or through a managed account do not need to be disclosed on the Quarterly Transactions Report (although any such holdings must be included on a Staff Member’s Initial Holdings Report and Annual Holdings Report).

Staff Members should connect their Reportable Accounts to Sands Capital’s compliance management system to satisfy their reporting requirements. In the event this is not possible, Staff Members should notify the CCO or a Compliance team member. If approved by the CCO, monthly or quarterly account statements can be used to satisfy the disclosure requirements as an alternative to the compliance management system, provided the account statement(s) includes all transactions effected during the period and includes, at a minimum, all the following:

•

the date of each transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the firm with or through which the transaction was effected; and

•	the date the Staff Member submits the report.

Staff Members will receive an automated notification and periodic reminders that they must complete the Quarterly Transaction Report in Sands Capital’s compliance management system. The Compliance team will review Quarterly Transaction Reports to ensure that Staff Members have followed the policies.

Additional Reporting. Staff members are also required to report and certify to any outside business activities, political contributions, and disciplinary history upon hire and annually thereafter. Compliance may also require Staff Members to seek approval for outside business activities and political contributions, as further described in this Code.

GIFTS AND ENTERTAINMENT

Sands Capital holds its Staff Members to high ethical standards and prohibits giving or receiving things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. and globally are broadly written, so Staff Members should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plan sponsors and fiduciaries of covered pension plans must exercise caution in accepting any gifts or gratuities from a service provider (including investment advisers), even those of reasonable value. Specifically, Section 406(b)(3) of ERISA makes it unlawful for a plan fiduciary to receive any consideration for its own personal account from any party dealing with the plan in connection with a transaction involving the assets of the plan.

While these requirements apply primarily to plan fiduciaries as the potential recipients of gifts or entertainment (rather than the giver), to prevent Sands Capital as a service provider from running afoul of ERISA and non-ERISA rules in these areas, Sands Capital requires that, with respect to ERISA and non-ERISA public pension plan clients, no gifts be given (other than immaterial token gifts, e.g., investor conference gift handouts) and no extravagant entertainment be provided without consulting with the CCO so they may be reviewed in advance for reasonableness and appropriateness.

The Foreign Corrupt Practices Act of 1977 (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other

“instrumentality” of a foreign government. Companies owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may apply the FCPA to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit giving gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Civil and criminal penalties for violating the FCPA can be severe. See Sands Capital’s Foreign Corrupt Practices Act Policy for additional information.

Staff Members are prohibited from giving or receiving gifts or entertainment that may appear lavish or excessive and must obtain Compliance approval to give or receive gifts of more than $250 USD per year or entertainment of more than $500 USD per year (the “de minimis amount”) per individual that Sands Capital does or seeks to do business with. Gifts such as holiday baskets or lunches delivered to Sands Capital offices, which are received on behalf of Sands Capital, do not require reporting.

Staff Members must pre-clear and obtain Compliance approval for any gifts and/or entertainment requests above the relevant de minimis amounts through Sands Capital’s compliance management system.

OUTSIDE BUSINESS ACTIVITIES

Business activities outside of work may present a conflict of interest or risk that could harm Sands Capital, its clients, or its investors. For instance, work that is investment-related or involves a significant amount of time or provides substantial income may conflict with a Staff Member’s work at Sands Capital. For Sands Capital to identify and manage conflicts and risks, Staff Members must disclose and request Compliance pre-approval through Sands Capital’s compliance management system prior to participating in any outside business activity. Any outside business activity that involves service on the board of directors of a publicly traded company will generally not be permitted. At all times, the interests of Sands Capital’s clients take priority over the outside business activities of Staff Members.

Exceptions. Staff Members are not required to disclose or seek pre-clearance for unpaid service as a volunteer for a non-profit entity, including civic organizations (e.g., a local homeowners or resident association) unless the Staff Member performs investment-related functions on its behalf. Staff Members may also serve on a Sands Capital portfolio company’s board of directors without disclosure or pre-clearance under this Code; however, such participation on a board may be subject to other policies of Sands Capital.

POLITICAL AND CHARITABLE CONTRIBUTIONS

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) was adopted by the SEC to combat “pay-to-play” arrangements in which investment advisers are chosen based on their campaign contributions to political officials rather than on merit. Such arrangements are viewed by the SEC as a breach of an investment adviser’s fiduciary duties.

The Pay-to-Play Rule prohibits an investment adviser from:

1.

receiving compensation from a government entity for advisory services for two years following contributions by the investment adviser (or non de minimis contributions by a covered associate) (as defined below) to any official of that government entity;

2.

paying (or agreeing to pay) any person, directly or indirectly, to solicit a government entity for investment advisory services unless such person is a regulated person (such as certain investment advisers or brokers) or an employee of the investment adviser; or

3.

coordinating, or soliciting any person or political action committee to make, (a) any contribution to an official of a government entity to which the adviser is providing or seeking to provide investment advisory services; or (b) payment to a political party of a State or locality where the adviser is providing or seeking to provide investment advisory services to a government entity.

A “covered associate” of an investment adviser means any: (1) general partner, managing member or executive officer, or other individuals with a similar status or function, of the adviser; (2) any employee of the adviser that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and (3) political action committee controlled by the adviser or any person that meets the definition of a “covered associate”.

“Contributions” means any gifts, loans, payment of debts, or provision of any other thing of value made for purposes of influencing a federal, state, or local election, including payments of campaign debts and transition or inaugural expense incurred by successful candidates for state or local (but not federal) office. The definition may also include contributions to political parties or political action committees if such contributions are attributed to a particular candidate. The definition does not include the provision of personal time (such as volunteering time to a political campaign outside of working hours).

To ensure compliance with the Pay-to-Play Rule, Sands Capital has adopted in this Code certain policies and procedures with respect to political and charitable contributions and solicitation arrangements.

Political Contributions. Staff Members and their Immediate Family Members are prohibited from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business. Further, Staff Members and their Immediate Family Members are prohibited from making any other political contributions unless they receive CCO approval.

If a Staff Member or their Immediate Family Member intends to make any political contribution (whether to a state or local government entity, an official, a candidate, a political party, or political action committee) the Staff Member must seek pre-clearance using Sands Capital’s compliance management system. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by the Pay-to-Play Rule, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution. Generally, pre-clearance requests will be approved if:

1.	The Staff Member is entitled to vote at the time of the contribution and contributions in the aggregate do not exceed $350 to any one official, per election; or
2.	The Staff Member is not entitled to vote at the time of the contribution and contributions in the aggregate do not exceed $150 to any one official, per election.
3.	The contribution is requested to be made to a national political candidate or party and the recipient does not otherwise hold a state or local political office.

Sands Capital generally requires that a Staff Member donating to a political action committee or similar group obtain a certification from such committee or group that contributions will not be used to make or provide, directly or indirectly, (i) any gift, subscription, loan, advance or deposit of money or anything of value, to any official of, or candidate for, a U.S. state or local office or political subdivision, including any agency, authority or instrumentality of such U.S. state or political subdivision or any official of a U.S. state or local office or political subdivision seeking a federal elective office, or (ii) payment to a political party of a U.S. state or locality, including any election committee.

Any political contribution by Sands Capital must receive CCO approval, regardless of the proposed amount or recipient of the contribution. The CCO or his or her designee will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule and Rule 204-2(a)(18) under the Advisers Act, as well as a list of all clients and investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The restrictions imposed by the Pay-to-Play Rule can apply to the activities of Staff Members involved in soliciting clients or investors for the two years before they became covered associates of Sands Capital and the six months before they became covered associates for those not involved in soliciting clients or investors.

Solicitation Arrangements. Sands Capital will only compensate third parties for referrals of clients or investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years.

The CCO is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

Charitable Donations. Donations by Sands Capital or Staff Members to charities with the intention of influencing such charities to become clients or investors are prohibited. Staff Members should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution or any contribution that could give an appearance of impropriety.

BOOKS AND RECORDS

Sands Capital will maintain records relating to this Code in the manner and as required by Rule 204-2(a)(12) and (13) under the Advisers Act and Rules 17f-1(f) and 31a-1(f) under the ‘40 Act.